Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                LITTELFUSE, INC.


         Pursuant to Sectiona242 of the General Corporation Law of the State of Delaware, LITTELFUSE, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as the oCorporationo), does hereby certify:


     FIRST: That the original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on Novembera25, 1991.


         SECOND: That, pursuant to the affirmative vote of all of the directors of the Corporation at a meeting of the board of directors held on February 7, 1997, and the affirmative vote by stockholders of the Corporation representing more than a majority of the outstanding shares of the Common Stock, par value $.01 per share, of the Corporation at the annual meeting of the stockholders of the Corporation held on April 25, 1997, all in accordance with the provisions of Sectiona242 of the General Corporation Law of the State of Delaware, the board of directors and stockholders of the Corporation duly approved and adopted a resolution providing that Section 1 of Article IV of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:


                  Section 1. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Thirty-five Million (35,000,000) shares, of which Thirty-four Million (34,000,000) shares shall be designated Common Stock, par value $.01 per share (oCommon Stocko), and One Million (1,000,000) shares shall be designated Preferred Stock, par value $.01 per share (oPreferred Stocko). The shares designated as Common Stock shall have identical rights and privileges in every respect.


         THIRD: That said amendment to the Certificate of Incorporation shall become effective upon filing of this Certificate of Amendment in the Office of the Secretary of State of the State of Delaware.


     IN WITNESS WHEREOF, LITTELFUSE, INC. has caused this Certificate of Amendment to be executed by its President as of the 25th day of April, 1997.


                                                     LITTELFUSE, INC.




                                                      By


                                                      Howard B. Witt, President